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                              SERVICES AGREEMENT

     This Agreement, dated this 3rd day of December, 1999, is made by and between Outboard Marine Corporation, a Delaware corporation (hereinafter referred to as "OMC"), and Harvard Industries, Inc., a Delaware corporation located at 3 Werner Way, Lebanon, New Jersey 08833 (hereinafter referred to as "Harvard").

     WHEREAS, Harvard has experience in opening and managing aluminum die cast manufacturing facilities and operations; and,

     WHEREAS, OMC desires to retain Harvard to manage certain aspects of its aluminum die cast operation located in Waukegan, Illinois (the "Project").

     NOW THEREFORE, in and for good and valuable consideration as provided for herein, the parties hereto agree as follows:

I. Services. OMC hereby retains Harvard to perform the following services (the "Services") beginning on January 3, 2000:

     a. General management of the die cast operation and certain associated machining of the Products (the "Products") produced at OMC's Waukegan, Illinois aluminum die cast facility (the "Facility") as more particularly described on Exhibit "A", attached hereto and incorporated herein, and OMC's employees working at the Facility;

     b. Purchasing management of all direct and indirect materials and products required for the operation of the Facility and the manufacture of the Products through OMC's Supply Management Department using existing OMC processes;

     c. Scheduling of production, including inventory required to cover requirements during transition of production from the Facility to locations designated by Harvard and approved by OMC ("Designated Locations"), and delivery of the Products to the designated OMC facilities in accordance with OMC's build schedule, Harvard shall take no direct action which would result in a negative variance to OMC's cost for the Products, except for overtime labor which is required to meet OMC's production requirements.

     d. Quality control of the Facility, manufacturing processes and the Products to ensure that all Products are built to specification provided by OMC;

     e. Oversight of OMC's Facility accounting staff responsible for the accounting function for the Facility, including determination of actual cost for each Product manufactured based on OMC's fiscal 1998 actual financial results and further based on Harvard's costing and allocation systems and methodologies;

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         f. In the event that Harvard reasonably determines, pursuant to Section
         II below, that additional business is not obtainable to justify the purchase of all of the machinery and equipment and lease of the Facility from OMC, Harvard shall manage and be responsible for the orderly and timely relocation and transition of the manufacture of the Products from the Facility to Designated Locations, including the relocation of machinery and equipment, and all other relevant assets (e.g. dies, drawings, etc.) required to meet OMC's production requirements and the costs associated therewith, by not later than December 31, 2000. Notwithstanding the foregoing, if such relocation and transfer shall not have occurred by December 31, 2000, the time frame may be extended by mutual agreement of the parties, on a month to month basis, for a period not to exceed three months. No service fee will be due or payable to Harvard during such extension.

         g. Use its best efforts to achieve any and all costs savings, which must be approved in writing in advance by OMC, which shall be passed through to OMC;

         h. Communicate with OMC regarding the Services and timing of the transition of the production of Products from the Facility to Designated Locations; and

         i. At no time shall Harvard have the authority to terminate any employee of OMC. However, from time to time, in order to reduce direct costs of labor, Harvard may suggest to OMC that certain positions be eliminated to reduce costs.

Harvard shall report to and consult with Sandra Meurlot at OMC on a regular basis regarding the Project and the Services provided for hereunder.

II. Location Evaluation Period. From the date hereof through December 31, 1999, Harvard shall use its best efforts to evaluate the viability of obtaining additional die casting and machining business in order to utilize excess capacity currently existing at the Facility, or some mutually agreeable reconfiguration thereof, currently being used for the manufacture of the Products. Harvard shall, in its sole discretion after consultation with OMC, determine whether any such additional business would make it cost effective for Harvard to acquire the machinery and equipment associated with or required for the manufacture of the Products and any additional business at the then fair market value, pursuant to a Lease/Purchase Agreement to be entered into between the parties and to lease that portion of the Facility required for the manufacture of the Products and any additional business. Harvard shall provide OMC with written notice of its decision not later than January 3, 2000.

III. OMC Responsibilities. During the Term of the Agreement OMC shall be responsible for the following:

     a. Providing firm build forecasts to Harvard under OMC's manufacturing control system;

     b. The costs of operating the Facility, including all production costs;


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     c. Human resources administration; and

     d. Shut down costs associated with the Facility and its employees located there, excluding costs associated with the relocation of the machinery and equipment required for the manufacture of the Products.

IV. Term of Agreement. This Agreement shall begin on the date written above and continue until the earlier of (i) December 31, 2000, (ii) the commencement date of a Supply Agreement between the parties for the continuing supply of all of the Products by Harvard from the Facility, or (iii) the date all of the production of the Products has been transferred from the Facility to the Designated Locations, at which time the Project shall be completed, unless terminated earlier in accordance with the terms of this agreement.

V. Time Devoted by Harvard. Harvard shall work the hours required to perform the Services over the term. Harvard shall not perform any services, except those provided for herein, without first receiving the prior written approval of OMC.

VI. Place Where Services will be Rendered. Harvard will perform most of the services required under this Agreement at the Facility in cooperation with employees of OMC and shall make itself available to OMC on a regular basis.

VII. Payment to Harvard. Harvard will be compensated for Services at the rate of One Hundred Fifty Thousand dollars ($150,000.00) per month for the first twelve months of this Agreement. The parties will meet at least every three months in order to review the progress of the transition and to review the service fee.

VIII. Independent Contractor. Both OMC and Harvard agree that Harvard will act as an independent contractor in the performance of its duties under this Agreement. Accordingly, Harvard shall be responsible for payment of all taxes, filings and Social Security Administration reporting arising out of Harvard's activities in accordance with this Agreement. Harvard hereby waives any and all rights or claims to participation in or benefits under any and all of OMC's welfare and pensions plans.

IX. Warranty. Services shall be performed in a professional manner and meet the reasonable satisfaction of OMC.

X. Confidentiality. The parties shall abide by the terms of the "Confidentiality Agreement" entered into between the parties on January 14, 1999.

XI. Drawings. All drawings, models, specifications and other documents prepared by Harvard in connection with the Products or Services covered by this Agreement shall become the property of OMC. Thereafter, OMC shall have full right to use such drawings, models, specifications and


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other documents for any purpose without any claim on Harvard's part for additional compensation for such use. Harvard shall not place any restrictive legend or proprietary notice on any of the foregoing which are inconsistent with the rights of OMC hereunder, and Harvard hereby authorizes OMC to obliterate or disregard any such legend or notice appearing on same.

XII. Ability of Harvard to Bind Company. Harvard may not enter into any contract or otherwise bind OMC in any way without the prior written authority from OMC. Any contracts or other agreements entered into by Harvard on behalf of OMC without the requisite authority shall be null and void and non-binding on OMC.

XIII. Termination. Either party may terminate this Agreement upon thirty (30) days notice to the other in the event of a breach of this Agreement by the other party. This Agreement shall automatically terminate ninety (90) days from (i) the date that the Supply Agreement between the parties for the manufacture of the Products currently being manufactured at Facility is terminated in accordance with its terms, (ii) January 31, 2000 in the event that the above referenced Supply Agreement is not consummated by that date, (iii) the date that the Lease Agreement between the parties for the machinery and equipment located at the Facility and required for the manufacture of the Products at the Designated Locations is terminated, or (iv) January 31, 2000 in the event that the aboved referenced Lease Agreement is not consummated by that date. In the event of termination of this Agreement as a result of a breach by OMC hereunder or of the Supply Agreement or Lease Agreement, OMC shall compensate Harvard for any and all time spent by Harvard on this project through the date of termination. In the event of a termination of this Agreement for cause by either party, Harvard agrees to continue to provide the Services during the period of transition to a new Service provider, not to exceed 90 days.

XIV. Controlling Law. This Agreement shall be construed in accordance with the laws of the State of Illinois and jurisdiction shall be with the State and Federal courts located therein.

XV. Harvard Indemnification. Harvard shall indemnify, hold harmless and defend, OMC, its officers, directors, Affiliates, agents and employees from any and all claims, demands, litigation, expenses and liabilities (including costs and attorneys' fees) of every nature ("Liabilities") arising from or incident to a breach of this Agreement or any warranty and representation contained herein. Except to the extent of OMC's negligence, Harvard shall further indemnify, hold harmless and defend, OMC, its officers, directors, Affiliates, agents and employees from any and all Liabilities arising from any claim, demand, litigation, expense or liability resulting from any violation or alleged violation of the collective bargaining agreement between OMC and the employees of the Facility (which results from actions taken by Harvard without the prior written approval of OMC), the presence of Harvard's employees or agents on OMC premises, or Harvard's negligent actions or omissions. All defense of such claims shall be with counsel of OMC's choosing. Notwithstanding any other provision herein, Harvard shall not indemnify OMC for contract disputes or violations arising in the ordinary course of business, grievances filed or arbitration demanded pursuant to the provisions of the collective bargaining agreement, arising from the mere existence of this Agreement or the mere fact that Harvard performs according to its terms.


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XVI.    Limitation of Liability.  Neither party shall be liable to the other for consequential, incidental, indirect, or punitive damages, however caused and regardless of legal theory or foreseeability, directly or indirectly arising under this Agreement. Notwithstanding the foregoing, the parties are liable in accordance with the provisions of this Agreement and this limitation of liability shall not apply to the indemnification obligations under this Agreement.

XVII. Insurance. Harvard shall maintain insurance as follows: (a) Commercial General Liability covering claims for bodily injury, death, personal injury, or property damage with minimum limits of $1,000,000 each occurrence and in the aggregate and naming OMC as an additional insured as its interest may appear with respect to this Agreement, (b) Comprehensive Automobile Liability, covering the ownership, operation and maintenance of all owned, non-owned and hired automobiles used in connection with the performance of this Agreement, with minimum limits of $500,000 each occurrence; (c) Workers' Compensation with statutory limits as required in the state where Services are being provided and Employers' Liability or "Stop Gap" coverage with limits of $100,000 each accident. OMC shall be given thirty (30) days advance written notification of any cancellation or material change of such policy. Certificate(s) of insurance evidencing coverage shall be forwarded to OMC prior to Services being provided and upon any renewal of such insurance during the term of this Agreement.

XVIII. Safety, Health and Accident Reports. The saftey and health of Harvard's employees and agents brought on OMC's premises shall be the sole reponsibility of Harvard. Harvard shall comply with all local, state and federal environmental, health and safety requirements, including those relating to the use and handling of hazardous materials. Harvard shall report all accidents, injury-inducing occurrences or property damage arising from the performance of Services. OMC shall have the right to receive, at its request, copies of any reports filed with Harvard's insurer or others. Harvard's employees and agents on OMC premises shall comply with all facility rules and regulations.

XIX. Compliance with Laws. Harvard shall, at its expense, obtain all permits and licenses, pay all fees, and comply with all federal, state and local laws, ordinances, rules, regulations and orders ("Laws") applicable to Harvard's performance under this Agreement.

XX. Modifications. This Agreement shall not be modified except as in writing and signed by both parties hereto.

XXI. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors, heirs, representatives and assigns as the case may be; provided, however, that Harvard shall not assign or delegate this Agreement or any of the rights or obligations hereunder without OMC's prior written consent, except that no such written consent is necessary with respect to an assignment of this Agreement to its wholly owned subsidiary, operating unit or any entity succeeding to its business.


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XXII.   Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made, if in writing and delivered personally or sent by expedited courier or facsimile, to the parties at the following address:

        A. If to OMC, to: Outboard Marine Corporation, 100 Sea Horse Drive, Waukegan, Illinois 60085, Attn: Vice President, Manufacturing with a copy to the General Counsel.

        B. If to Harvard, to: Pottstown Precision Casting, Inc. 400 Old Reading Pike, Stowe, PA 19464 Attn: Carl Coslow, Group Vice President, with a copy to the General Counsel.

        or such other addresses as shall be furnished by any party by like notice to the other.

XXIII. Entire Agreement. This Agreement represents the entire agreement and understanding of the parties hereto and supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter hereof and all prior drafts of this Agreement, all of which are merged into this Agreement.

XXIV. Severability. This Agreement shall be deemed severable and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

XXV. Force Majeure. Neither party shall be liable to the other for default hereunder due to strikes, fires, floods, acts of God or the public enemy, acts of the government or other causes beyond its control and without its fault or negligence, provided that notification is provided in writing to the other party within a reasonable time from the beginning thereof. The parties shall consult with each other with respect to performance, suspension or alteration and shall endeavor to remove rapidly the cause and resume their obligations as soon as possible after such cause is removed.

XXVI. Year 2000 Compliance. Year 2000 compliance is required for all Services provided by Harvard for the Project under this Agreement. Year 2000 Compliance shall be defined as the ability to continue to provide services or deliver products and to continue normal use of a system or item of software such that neither the performance nor the functionality of the system or software will be affected by any changes to the date format (no value for current date or any manipulations of date values will cause interruption to the system) caused by the advent of the year 2000.

        IN WITNESS WHEREOF, OMC and Harvard have caused Agreement to be signed as of the date first written abvove.


By:  /s/ signature                          Witnessed: /s/ signature
     ---------------------------                       ------------------------
     Outboard Marine Corporation

By:  /s/ signature                          Witnessed: /s/ signature
     ---------------------------                       ------------------------
     Harvard Industries, Inc.



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